Exhibit 99.1


Contact:  David Gryska                                Brian P. Gill
          Senior Vice President and                   Vice President,
          Chief Financial Officer                     Corporate Communications
          Celgene Corporation                         Celgene Corporation
          (908) 673-9059                              (908) 673-9530

          Breanna Burkart/Anna Sussman
          Directors, Investor Relations and Corporate Communications Pharmion Corporation
          (720) 564-9150

         GERMAN FEDERAL CARTEL OFFICE CLEARS CELGENE TO ACQUIRE PHARMION

SUMMIT, NJ - (January 28, 2008) - Celgene Corporation (NASDAQ: CELG) and Pharmion Corporation (NASDAQ: PHRM) announced that the Bundeskartellamt, Germany's Federal Cartel Office in charge of reviewing the antitrust aspects of mergers and acquisitions, has cleared Celgene's pending acquisition of Pharmion Corporation.

As previously announced on January 3, 2008, the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired without the United States Federal Trade Commission requesting additional information.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

About Pharmion

Pharmion Corporation is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company's website at http://www.pharmion.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under the Companies control, which may cause actual results, performance or achievements of the Companies to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in the Companies filings with the Securities and Exchange Commission such as our 10K, 10Q and 8K reports.


                                      # # #